EXHIBIT (b)(v)(1)

                          INVESTMENT ADVISORY AGREEMENT

                                 SIXTH AMENDMENT



This Agreement is made as of the 14th day of July, 1988, between The Prudential Series Fund, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), and The Prudential Insurance Company of America ("Prudential"), and supersedes the Investment Advisory Agreement between the Fund and Prudential made as of the 18th day of February, 1988. This Agreement deals with the performance by Prudential of investment management services for the Fund.

The parties agree:

1. INVESTMENT MANAGEMENT SERVICES

Subject to the direction and approval of the Board of Directors of the Fund, Prudential will manage the investments of the Fund and determine the composition of the assets of each of the Fund's Portfolios, including the purchase, retention, or sale of the securities and cash contained in those Portfolios. These duties will be performed in accordance with the investment objectives and policies of each Portfolio, as stated in the Fund's Articles of Incorporation, By-Laws, Prospectus, Statement of Additional Information and in resolutions adopted by the Fund's Board of Directors. Prudential will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund's assets by determining which securities shall be purchased, sold or exchanged for each Portfolio, when these transactions should be executed, and what portion of the assets of each Portfolio should be held in the various securities in which it may invest. Prudential will exercise its best judgment in performing the services described above.

The Fund understands that Prudential now serves, and will continue to serve, as investment manager or adviser to other investment companies and to clients that are not investment companies, and that Prudential also performs similar functions in managing its own assets, the assets of its separate accounts, and the assets of certain of its subsidiaries. The Fund understands that the employees of Prudential who assist in the performance of the services described above will also devote time to rendering similar services to the other entities for which Prudential also acts as investment manager or adviser.

When investment opportunities arise that may be appropriate for more than one entity for which Prudential serves as investment manager or adviser, Prudential will not favor one over another and may allocate investments among them in an impartial manner believed to be equitable to each entity involved. The allocations will be based on each entity's investment objectives and its current cash and investment positions. Because the various entities for which Prudential acts as investment manager or adviser have different investment objectives and positions, Prudential may from time to time buy a particular security for one or more such entities while at the same time its sells such securities for another.

2. EXECUTION OF TRANSACTIONS

Prudential will determine all securities to be bought or sold for each Portfolio and will be responsible for the selection of brokers and dealers to effect all transactions. Prudential will place all necessary orders with brokers, dealers or issuers and will negotiate brokerage commissions, if applicable. In placing orders for securities transactions, Prudential will attempt to obtain the best net price and most favorable execution. Prudential will seek to effect each transaction at a price and commission, if any, that provides the most favorable total cost or proceeds reasonably attainable in the circumstances. Prudential may, however, pay a higher spread or commission for a particular transaction than otherwise would be necessary if that would further the goal of obtaining the best available execution.

For those securities transactions that involve commission payments. Prudential will negotiate the commission on the basis of the quality and quantity of execution services provided by the broker, in light of generally prevailing commission rates. Prudential's present policy is not to pay higher spreads or commissions in order to obtain research and statistical services from brokers or dealers, although in selecting a broker-dealer in connection with a transaction for any Portfolio, Prudential will consider whether the broker or dealer can furnish Prudential with such services. If Prudential determines that it is necessary to pay higher spreads or commissions to secure desired research services that would benefit the Fund, such higher commissions may be paid only after Prudential has obtained the approval of the Fund's Board of Directors to make payments of this kind, provided that the higher spread or commission is reasonable in relation to all services that the broker or dealer provides. The Fund agrees that Prudential may use any such research or statistical information that it obtains from brokers in providing investment management or advice to its other clients or accounts.


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In executing brokerage transactions, Prudential may use a broker who is an affiliated person of Prudential, as that term is defined in the 1940 Act, only if the commission rate obtained from the affiliated broker is as favorable as the broker's contemporaneous charges to its most favored unaffiliated customers. Before employing an affiliated broker, Prudential must also make the good faith judgment that the affiliated broker is qualified to obtain the best price on the particular transaction and that the commission is at least as favorable as that charged by other qualified, but unaffiliated, brokers

3. REPORTS AND ADMINISTRATIVE SERVICES

Prudential shall also perform administrative services for the Fund, and shall maintain and furnish the Fund with statistical information concerning its investments, and with such periodic or special reports as the Fund's Board of Directors may reasonably request, or as may be required under the 1940 Act and rules promulgated thereunder. The administrative services shall include (i) supervising all aspects of the Fund's operation, including coordinating matters relating to the custodians of securities owned by the Fund, the transfer agent, shareholder services, accountants, attorneys, and other parties performing services for the Fund; (ii) providing to the Fund personnel to perform the necessary administrative functions; and (iii) providing the Fund with office space and related services necessary for the Fund's operations.

4. INVESTMENT MANAGEMENT FEE

As compensation for the services performed, the facilities furnished, and expenses incurred by PrudentIal under this Agreement, the Fund shall pay to Prudential an investment management fee. The fee will be a daily charge, payable quarterly, based on an annual percentage rate of each Portfolio's average daily net assets. For the Conservatively Managed Flexible Portfolio and the High Yield Bond Portfolio, the annual rate of the fee is .55% of the average daily net assets of each Portfolio. For the Aggressively Managed Flexible Portfolio, the annual rate of the fee is .60% of the average daily net assets of the Portfolio. For the Common Stock Portfolio and the Natural Resources Portfolio, the annual rate of the fee is .45% of the average daily net assets of the Portfolio. For the Stock Index Portfolio, the annual rate of the fee is .35% of the average daily net assets of the Portfolio. For the Global Equity Portfolio the annual rate of the fee is .75% of the average daily net assets of the Portfolio. For all other Portfolios, the annual rate of the fee is .40% of the average daily net assets of each Portfolio.

5. ALLOCATION OF COMPENSATION EXPENSES

Each Portfolio will bear expenses incurred in its individual operation, including but not limited to redemption and transaction expenses, daily accounting services (including maintaining for each Portfolio a daily trial balance, investment ledger, and other accounts and documents, computing each Portfolio's daily net asset value per share, and computing daily cash flow and transaction status information), advisory fees, brokerage, shareholder servicing costs, pricing costs, interest, taxes, and the charges of the custodians and transfer agent. The Fund will pay all other expenses not attributable to a specific Portfolio, but these expenses will be allocated among the Portfolios on the basis of their respective net asset sites. These expenses include, without limitation: insurance, legal expenses, auditing fees, state franchise and Blue Sky qualification fees, if any, the cost of printing stock certificates, proxies, and shareholder reports, Securities & Exchange Commission fees, the expense of registering securities issued by the fund under applicable securities laws, the fees and expenses of all directors of the Fund who are not affiliated persons of The Prudential or of any Prudential subsidiary, the expense of reimbursing Prudential for the Fund's organization costs, and litigation and other extraordinary or non-recurring expenses.

The Prudential shall pay for maintaining any Prudential staff and personnel who perform accounting services in connection with the preparation of financial statements required for the Fund's semiannual reports to shareholders and clerical, administrative and similar services for the Fund, other than investor services and daily Fund accounting services. Prudential shall also pay for the equipment, office space, and related facilities necessary to perform these services and shall pay the fees or salaries of all officers and directors of the Fund who are affiliated persons of The Prudential or of any Prudential subsidiary. The Fund shall reimburse Prudential for the expenses of maintaining personnel who perform investor services and daily accounting services for the Fund. The Prudential has paid the organizational costs of the Fund and will be reimbursed for those over a ten-year period by the Fund.

If in any fiscal year the aggregate annual ordinary operating expenses of any Portfolio other than the Global Equity Portfolio, including the investment management fee but excluding interest, taxes, and brokerage commissions, exceed
 .75% of the Portfolio's net assets, Prudential wi1I waive that portion of the investment management fee for the Portfolio for that fiscal year that is equal to the excess.


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6. LIMITATION ON LIABILITY OF PRUDENTIAL

Prudential will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its obligations and duties under this Agreement.

7. PRUDENTIAL'S SERVICE MARKS

The word "Prudential" is a registered service mark of Prudential, Registration No. 693,628, registered February 23 1960, and the design (the "Design") of a rock representing the Rock of Gibraltar, within a circle and without legend is also a registered service mark of Prudential, United States Registration No. 1,121,163, registered June 26, 1979. Both the word "Prudential" and the Design have been used in connection with Prudential's business for many years. The words "The Prudential" and the design (also referred to as the "Design") of a rock representing the Rock of Gibraltar within a circle and without legend, are also covered by applications for registration Nos. 73/565085, 73/565084 and 73/565014, all filed on October 25, 1985.

Prudential hereby grants to the Fund a license to use the words "Prudential" and "The Prudential" in the Fund's corporate name, "The Prudential Series Fund, Inc.," and a license to use those words and the Design in connection with the Fund's operations as an investment company. This license is granted on a royalty-free, non-exclusive basis. Prudential retains the right to use, or license the use of, those words and any derivative thereof, as well as the Design, in connection with other. Investment companies, subject to the requirements of the investment Company Act of 1940, or in connection with any other business enterprise.

The Fund acknowledges that the words "Prudential" and "The Prudential" and the Design represent good will of great value to Prudential and that Prudential must be able to protect and preserve such good will by terminating the license herein granted if Prudential, in its sole discretion, decides that it is necessary to do so or if Prudential decides that it is no longer in a position to assure that high quality standards will be associated with the use by the Fund of the words "Prudential" and "The Prudential" and the Design. Accordingly, if the holders of the outstanding voting Securities of any Portfolio of the Fund fail to approve this Agreement, or if at any time after such approval Prudential or a company controlled by it ceases to be investment manager of any Portfolio, Prudential shall have the absolute right to terminate the license herein granted forthwith upon written notice to the Fund.

Prudential shall have the absolute right to terminate the license herein granted for any other reason upon 60 days' written notice of such termination to the Fund, but in such event this Agreement shall terminate on the 120th day following receipt by the Fund of such notice unless on or prior to such day the holders of a majority of the outstanding voting securities of all of the Portfolios of the Fund shall have voted in favor of Prudential (or a company controlled by it) continuing to act as investment manager to each such Portfolio in accordance with the terms hereof notwithstanding the termination of the license herein granted.

Upon termination of the license herein granted, the Fund shall immediately change its corporate name to one which does not include the word "Prudential" or any derivative thereof, and will discontinue all use by it of such word, the Design or anything resembling the Design, in connection with its business. The terms of the license herein granted shall inure to the benefit of and be binding upon any successors or assigns of the Fund or Prudential.

8. DURATION AND TERMINATION OF THE AGREEMENT

This Agreement will continue in effect until the date of the next meeting of shareholders of the Fund, at which meeting it must be approved by a majority vote of the shareholders to remain effective. The required shareholder approval of the Agreement shall be effective, with respect to any Portfolio, if a majority of the voting shares of that Portfolio vote to approve the Agreement, notwithstanding that the Agreement may not yet have been approved by a majority of the voting shares of the Fund. The Agreement will continue in effect thereafter so long as it is approved at least annually by a (i) majority of the non-interested members of the Fund's Board of Directors, and (ii) by a majority of the entire Board of Directors or a majority vote of the persons participating in each Portfolio.

If the shareholders of any Portfolio fail to approve the Agreement, Prudential will continue to act as investment adviser with respect to such Portfolio pending the required approval of the Agreement, of a new contract with Prudential or a different investment adviser, or other definitive action, including termination of this Agreement pursuant to the penultimate paragraph of
Section 7 hereof; provided that the compensation received by Prudential during such period will be no more than its actual costs incurred in furnishing investment management services with respect to such Portfolio or the amount it would have received under this Agreement, whichever is less.


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The Agreement may be terminated without penalty on at least 60 days' notice by the Fund's Board of Directors or a majority vote of its shareholders, or by Prudential on 90 days' notice. The Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).


                                             THE PRUDENTIAL SERIES FUND, INC.


                                             By /s/
                                                -------------------------------




                                             THE PRUDENTIAL INSURANCE COMPANY
                                               OF AMERICA


                                             By /s/
                                                -------------------------------


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